EXHIBIT 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c  ♦  wellington, florida 33414  ♦  561.798.9800 (office)  ♦  561.296.3456 (fax)

The Quantum Group Announces Continued Expansion of
Community Health Systems
Number of contracted providers expands to 1,800
Patient base surpasses 1,500

WELLINGTON, Fla. (January 22, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WS.A, QGP.WS.B) (www.QuantumMD.com) announced today that the number of healthcare providers contracted with Renaissance Health System of Florida, Inc. (www.RHSFL.com), a subsidiary of Quantum, has expanded to 1,800.  Renaissance Providers serve over 1,500 patients, a number that continues to grow daily as the Medicare Advantage open enrollment period runs from January 1, 2008 through March 31, 2008. Further, Renaissance has established Community Health Systems in 26 Florida counties.

Renaissance has contracts with five Florida Health Maintenance Organizations (HMOs) and expects to continue to expand those relationships. Historically, healthcare providers in Florida have had at least eleven contracts with different HMOs, each with a unique set of terms and parameters, ie. different contracts, procedures, ways of conducting business; all of which are at different prices.  The Quantum model consolidates those relationships and creates a more effective and efficient working environment for the providers and payers. With Renaissance, providers need only call one place, and Quantum will take care of the rest.

Noel J. Guillama, President & CEO of The Quantum Group of Companies explains, “The continued growth of our Community Health Systems is further proof that our model has been successfully designed to provide great benefit to healthcare providers.  Our structure allows physicians to outsource the management of the relationship with the HMOs we represent. Our providers are able to direct their focus toward achieving higher efficiency and quality of patient care.” Guillama continued, “We assume administrative responsibility for the relationships with the HMOs on behalf of our providers.  We believe our Providers find great value in this service.”

Barbara A. Roqueta, Senior Vice President Provider Operations, leads the team of Provider Specialists charged with establishing and managing the relationship with the 1,800 Renaissance-affiliated Providers.  Ms. Roqueta commented, “I continue to be so proud of the team we have built.  Our Provider Specialists are widely regarded as the most professional, results-oriented and responsive representatives in the industry.  The continued growth of our Community Health Systems is largely attributed to the strength and professionalism of this team, and I look forward to its continued success.”

Roqueta continued, “As a member of The Quantum Group of Companies, Renaissance is able to offer personalized benefits for our providers as well.  A primary role of our team is to serve as a consultant for our providers and to help identify additional ways for them to increase the productivity and efficiency of their practice while reducing their costs.  Whether we can connect them with The Quantum Agency to manage and protect their assets or to QMed Solutions for their billing and collections needs, Renaissance brings customized, value-add services to each provider we serve.”

About the Company

The Quantum Group, Inc. is a Florida-based organization. The Company builds and manages healthcare systems and offers consulting and outsourcing services that will be leveraged by leading-edge technology to the nation’s largest and fastest growing industry— healthcare.

The Company is engaged in the development and execution of a series of innovative patent-pending technology initiatives designed to make Quantum one of the state’s leading providers of business solutions for the healthcare industry.   Through its growing number of 1,800 contracted physicians and managed care relationships in the state of Florida, the Company believes it is positioned to bring increased efficiencies to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Elite Financial Communications Group, LLC

Daniel Conway, Chief Strategist

407.585.1080 or via email at Quantum@efcg.net

Or

Danielle Amodio

Vice President, Corporate Communications

The Quantum Group, Inc.

561.798.9800